Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	EDWARD F. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(216) 692-7200

Park-Ohio Reports Substantially Increased Sales and Profit
in Full Year and Fourth Quarter 2004

     CLEVELAND, OHIO, March 11, 2005 — Park-Ohio Holdings Corp. (NASDAQ:PKOH), today announced results for its fourth quarter and year ended December 31, 2004.

FULL YEAR RESULTS

     Park-Ohio reported net sales of $808.7 million for 2004, a 30% increase on sales of $624.3 million in 2003. Park-Ohio reported net income of $14.2 million in 2004, or $20.2 million as adjusted for debt extinguishment costs,(A) which was $1.27 per share dilutive, or $1.80 per share dilutive, as adjusted.(A) In 2003, Park-Ohio reported a net loss of ($11.8) million, or net income of $7.6 million, as adjusted for restructuring charges,(A) which was ($1.13) per share dilutive, or $.70 per share dilutive, as adjusted.(A)

FOURTH QUARTER RESULTS

     Park-Ohio reported net sales of $214.6 million for 2004, a 32% increase on sales of $162.7 million in fourth quarter 2003. Park-Ohio reported a net loss of ($2.3) million in fourth quarter 2004, or $3.7 million as adjusted for debt extinguishment costs,(A) which was ($.21) per share dilutive, or $.33 per share, as adjusted.(A) In 2003, Park-Ohio reported a fourth quarter net loss of ($17.0) million or net income of $2.4 million, as adjusted for restructuring charges,(A) which was ($1.62) per share dilutive, or $.22 per share dilutive, as adjusted.(A)

     Edward F. Crawford, Chairman and Chief Executive Officer, stated, “We continue to generate solid revenue growth in our core businesses and earnings are up. However, margins have been impeded by rising steel and natural gas costs, as well as the substantial expenses incurred in the first year of compliance with Section 404 of the Sarbanes-Oxley Act. The operations of the Amcast Components Group have been successfully integrated with our General Aluminum division. We are very pleased with the results of our initiative to refinance our bonds and improve and extend our credit facility, which will reduce interest expense by more than $1.0 million per year. With new 10-year bonds and a six-year credit agreement, we can focus on sales and operations. In 2005, we expect to generate approximately 10% sales growth and EPS of approximately $2.00 to $2.15.”

(Note A) Reconciliation to GAAP:	Year ended		Quarter ended
(In Millions, except EPS)	December 31,		December 31,
	2004	2003	2004	2003

Net Income (Loss), GAAP, as reported:	$14.2	$(11.8)	$(2.3)	$(17.0)
Debt Extinguishment Costs(1)	6.0	—	6.0	—
Restructuring and Asset Impairment(2)	—	19.4	—	19.4
Net Income, as adjusted	$20.2	$7.6	$3.7	$2.4

Number of Dilutive Shares(3)	11.2	10.9	11.2	11.0

Dilutive EPS, as adjusted	$1.80	$.70	$.33	$.22

The Company presents adjusted net income and EPS excluding debt extinguishment costs and restructuring and asset impairment charges to facilitate comparison between periods.

(1)	In November 2004, the Company sold $210.0 million of 8.375% Senior Subordinated Notes maturing in November 2014, and used the net proceeds to redeem its outstanding 9.25% Senior Subordinated Notes maturing in 2007. Debt extinguishment costs of approximately $6.0 million were expensed in fourth quarter 2004. These costs primarily related to premiums and other transaction costs associated with the tender and early redemption of the 9.25% notes and the writeoff of deferred financing costs associated with those notes.

(2)	The vast majority of the non-cash charges recorded in 2003 relate to the restructuring of the Company’s Forge Group. Charges outside the Forge Group consisted primarily of additional non-cash pension withdrawal charges for manufacturing units executing previously announced restructuring. In 2003, $.6 million of inventory impairment was included in Cost of Products Sold. The remaining $18.8 million is reflected in the Restructuring and Impairment Charges line of the Condensed Statements of Operations, attached.

(3)	Dilutive shares reflect the addition of .5 million shares, which were excluded from the number of shares used in computing GAAP dilutive EPS because their use with the reported GAAP net loss would result in anti-dilution.

     A conference call reviewing Park-Ohio’s fourth quarter results will be broadcast live over the Internet on Monday, March 14, commencing at 2:00 pm EST, on the Company’s website at http://www.pkoh.com.

     Park-Ohio is a leading provider of supply chain logistics services, and a manufacturer of highly engineered products. Headquartered in Cleveland, Ohio, the Company operates 24 manufacturing sites and 32 supply chain logistics facilities.

     This news release contains forward-looking statements, including statements regarding future performance of the company, that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from expectations are: the cyclical nature of the vehicular industry; timing of cost reductions; labor availability and stability;

changes in economic and industry conditions; adverse impacts to the Company, its suppliers and customers from acts of terrorism or hostilities; the financial condition of the Company’s customers, including the impact of any bankruptcies; the Company’s ability to successfully integrate the operations of acquired companies; the uncertainties of environmental, litigation or corporate contingencies; and changes in regulatory requirements. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands, Except per Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net sales	$214,564	$162,699	$808,718	$624,295
Cost of products sold	183,720	137,999	682,658	527,586

Gross profit	30,844	24,700	126,060	96,709
Selling, general and administrative expenses	19,720	16,960	77,048	62,667

Restructuring and impairment charges	0	18,808	0	18,808

Operating income (loss)	11,124	(11,068)	49,012	15,234
Interest expense (Note D)	12,571	6,187	31,413	26,151

Income (loss) before income taxes	(1,447)	(17,255)	17,599	(10,917)
Income taxes (Note A)	825	(213)	3,400	904

Net income (loss)	$(2,272)	$(17,042)	$14,199	$(11,821)

Amounts per common share:
Basic	$(0.21)	$(1.62)	$1.34	$(1.13)
Diluted	$(0.21)	$(1.62)	$1.27	$(1.13)
Common shares used in the computation
Basic	10,697	10,526	10,624	10,506
Diluted	10,697	10,526	11,185	10,506
Other financial data:
EBITDA, as defined (Note B)	$14,835	$12,005	$64,732	$50,561

Note A—The effective income tax rate for 2004 is less than the statutory Federal income tax rate due primarily to the non-recognition of net operating loss carryforwards.

Note B—EBITDA, as defined, reflects earnings before interest, income taxes, and excludes depreciation, amortization, certain non-cash charges and corporate-level expenses as defined in the Company’s revolving credit agreement. EBITDA is not a measure of performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for net income, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents EBITDA because management believes that EBITDA could be useful to investors as an indication of the Company’s satisfaction of its Debt Service Ratio covenant in its revolving credit agreement and because EBITDA is a measure used under the Company’s revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA as defined herein may not be comparable to other similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net income (loss)	$(2,272)	$(17,042)	$14,199	$(11,821)
Add back:
Income taxes	825	(213)	3,400	904
Interest expense	12,571	6,187	31,413	26,151
Depreciation and amortization	3,510	3,416	15,385	15,478
Restructuring and impairment charges	0	19,446	0	19,446
Miscellaneous	201	211	335	403

EBITDA, as defined	$14,835	$12,005	$64,732	$50,561

Note C— During August, 2004, the Company acquired substantially all of the assets of the Automotive Components Group (“Components”) of Amcast Industrial Corporation. The purchase price for the assets acquired was $10 million in cash, plus the assumption of certain operating liabilities. Components is a manufacturer of aluminum castings and is included in the Company’s Aluminum Products segment.

Note D—In November 2004, the Company issued $210 million of 8.375% Senior Subordinated Notes due in 2014. Proceeds from this debt were used to fund the tender and early redemption of the 9.25% Senior Subordinated Notes due in 2007. The Company incurred debt extinguishment costs and wrote off deferred financing costs associated with the 9.25% Senior Subordinated Notes totaling $6.0 million, which is reflected in interest expense.

CONSOLIDATED CONDENSED BALANCE SHEETS
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

	December 31	December 31
	2004	2003
	(Unaudited)	(Audited)
	(In Thousands)
ASSETS

Current Assets
Cash and cash equivalents	$7,157	$3,718
Accounts receivable, net	145,475	100,938
Inventories	177,294	149,075
Other current assets	14,593	10,780

Total Current Assets	344,519	264,511
Property, Plant and Equipment	229,494	225,710
Less accumulated depreciation	118,821	129,559

Total Property Plant and Equipment	110,673	96,151
Other Assets
Goodwill	82,565	82,278
Net assets held for sale	3,027	2,321
Other	69,238	62,191

Total Other Assets	154,830	146,790

Total Assets	$610,022	$507,452

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Trade accounts payable	$108,868	$66,158
Accrued expenses	60,003	46,623
Current portion of long-term liabilities	5,812	2,811

Total Current Liabilities	174,683	115,592
Long-Term Liabilities, less current portion
8.375% Senior Subordinated Notes due 2014	210,000	0
9.25% Senior Subordinated Notes due 2007	0	199,930
Revolving credit maturing on December 31, 2010	120,600	101,000
Other long-term debt	4,776	8,234
Other postretirement benefits and other long-term liabilities	27,570	26,671

Total Long-Term Liabilities	362,946	335,835
Shareholders’ Equity	72,393	56,025

Total Liabilities and Shareholders’ Equity	$610,022	$507,452

BUSINESS SEGMENT INFORMATION (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands)

	Three Months		Year Ended
	Ended December 31		December 31
	2004	2003	2004	2003
NET SALES
ILS	$109,951	$99,333	$453,223	$377,645
Aluminum Products	43,811	22,062	135,402	90,080
Manufactured Products	60,802	41,304	220,093	156,570

	$214,564	$162,699	$808,718	$624,295

INCOME BEFORE INCOME TAXES

ILS	$5,497	$6,961	$29,191	$24,893
Aluminum Products	2,455	1,500	9,021	10,201
Manufactured Products	5,186	(18,068)	18,890	(13,759)

	13,138	(9,607)	57,102	21,335
Corporate and Other Costs	(2,014)	(1,460)	(8,090)	(6,101)
Interest Expense	(12,571)	(6,187)	(31,413)	(26,151)

	$(1,447)	$(17,254)	$17,599	$(10,917)